CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $.01 par value per share	867,701(1)	$62.54(2)	$54,266,021(3)	$5,465

(1)
Including an indeterminate number of shares which may be issued by Kilroy Realty Corporation with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)
Based upon the average of the high and low prices of the common stock reported on the New York Stock Exchange on June 7, 2016, pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

Filed Pursuant To Rule 424(b)(7)
Under the Securities Act of 1933
in Connection with
Registration No. 333-191524

PROSPECTUS SUPPLEMENT
dated June 9, 2016
(to Prospectus dated October 2, 2013)
KILROY REALTY CORPORATION
867,701 Shares of Common Stock

This prospectus supplement supplements our prospectus dated October 2, 2013 and relates to the possible resale, from time to time, by the selling securityholder named in this prospectus supplement of up to 867,701 shares of common stock of Kilroy Realty Corporation, a Maryland corporation (“we” or “our”). The selling securityholder was issued common units representing common limited partnership interests, or common units, in Kilroy Realty, L.P., our operating partnership, in a private placement transaction and is entitled to tender its common units to our operating partnership for cash redemption. We may elect to exchange such tendered units for shares of our common stock on a one-for-one basis. We will not receive any of the proceeds from the issuance of the common stock to the selling securityholder or from the resale of the shares by the selling securityholder.
You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supplements information contained in the prospectus.

Before you invest in our common stock, you should consider the risks discussed in “Risk Factors” beginning on page 1 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
June 9, 2016

The section entitled “Selling Securityholder” in the prospectus is hereby supplemented as follows:
SELLING SECURITYHOLDER
The “selling securityholder” is a person who may receive shares of our common stock upon redemption of common units issued in a private placement transaction. From time to time, the selling securityholder named below may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been so pledged or hypothecated (or otherwise subject to a security interest) will, upon foreclosure in the event of default, be deemed to be a selling securityholder. The following table sets forth information, as of June 9, 2016, with respect to the selling securityholder named below and provides the maximum number of shares of our common stock issuable to the selling securityholder in an exchange, the aggregate number of shares of our common stock that will be owned by the selling securityholder after an exchange and the aggregate number of shares of our common stock that may be resold pursuant to this prospectus supplement and the accompanying prospectus. The number of shares on the following table represents the number of shares of our common stock into which common units held by the selling securityholder named below are exchangeable. Because the selling securityholder may sell all, some or none of its shares, we cannot estimate the aggregate number of shares that the selling securityholder will offer pursuant to this prospectus supplement and the accompanying prospectus or that the selling securityholder will own upon completion of the offering to which this prospectus supplement relates.
The selling securityholder named below may from time to time offer the shares of our common stock offered by this prospectus supplement and the accompanying prospectus:

	Shares of Common Stock Owned Prior to the Exchange	Maximum Number of Shares of Common Stock Issuable in the Exchange and Available for Resale	Shares of Common Stock Owned Following the Exchange(1)		Number of Shares of Common Stock to be Resold	Shares of Common Stock Owned after Resale(2)
Name			Shares	Percent		Shares	Percent
Zappettini Properties LLC(3)	—	867,701	867,701	*	867,701	—	—
Total:	—	867,701	867,701	*	867,701	—	—
____________

*	Less than one percent of the outstanding shares of common stock.
(1)
Assumes that we exchange the common units of the selling securityholder for shares of our common stock. The percentage ownership is determined for each selling securityholder by taking into account the issuance and sale of shares of our common stock issued in exchange for common units of only such selling securityholder. Also assumes that no transactions with respect to our common stock or common units occur other than the exchange.

(2)
Assumes the selling securityholder sells all of its shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus. The percentage ownership is determined for each selling securityholder by taking into account the issuance and sale of shares of our common stock issued in exchange for common units of only such selling securityholder.

(3)
William and Paula Zappettini Family LLC has the sole voting and disposition power of such securities and may be deemed to have beneficial ownership over such securities. Pursuant to an Assignment and Pledge of OP Units and Collateral, dated June 6, 2016, by and among Zappettini Properties LLC and JPMorgan Chase Bank, N.A., Zappettini Properties LLC, as security for its obligations to JPMorgan Chase Bank, N.A. as a lender under a promissory term note, pledged and granted to JPMorgan Chase Bank, N.A. a first priority security interest in the 867,701 common units set forth in the table above and any shares of our common stock issued upon redemption of such common units, and JPMorgan Chase Bank, N.A. shall also be deemed a selling securityholder hereunder.